UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2025

U.S. ENERGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-06814	83-0205516
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1616 S. Voss, Suite 725, Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 993-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	USEG	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 27, 2025, U.S. Energy Corp. (the “Company”, “we” and “us”), entered into a Share Repurchase Agreement with Banner Oil & Gas, LLC (“Banner”), Woodford Petroleum, LLC (“Woodford”), and Sage Road Energy II, LP, (“Sage Road”, and together with Banner and Woodford, the “Selling Stockholders”). In his capacity as co-Managing Partner of Sage Road Capital, LLC, which indirectly controls and manages certain funds which own a majority interest in Banner, Woodford and Sage Road, Joshua L. Batchelor, a member of the Board of Directors of the Company, may be deemed to beneficially own the shares of common stock, par value $0.01 per share (the “Common Stock”) held by the Selling Stockholders.

Pursuant to the Share Repurchase Agreement, the Company, in a private transaction, outside of, and separate from the Company’s previously disclosed share repurchase program, on January 27, 2025, repurchased (a) 534,020 shares of Common Stock held by Banner, (b) 41,229 shares of Common Stock held by Woodford, and (c) 60,151 shares of Common Stock held by Sage Road, for an aggregate of $1,574,362 or $2.47775 per share, which is the price per share of the 4,871,400 shares of Common Stock which we sold in our underwritten public offering which closed on January 23, 2025, less underwriting discounts and commissions, and which represents an 8.2% premium to the closing sales price of the Issuer’s Common Stock on January 27, 2025.

The Share Repurchase Agreement contains customary representations, warranties and covenants of the parties. The share repurchase was approved by the disinterested members of the Board of Directors of the Company, as well as the Company’s Audit Committee, comprised solely of independent directors not affiliated with Mr. Batchelor or the Selling Stockholders.

A copy of the Share Repurchase Agreement is attached to this Current Report on Form 8-K as Exhibit10.1 and is incorporated by reference as though it were fully set forth herein. The foregoing description of the Share Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01.	Other Events.

As of January 29, 2025, and after taking into account the cancellation of the Repurchase Shares, we have a total of 35,163,070 shares of Common Stock outstanding.

On January 28, 2025, the Board of Directors of the Company authorized and approved an extension of the ongoing share repurchase program for up to $5.0 million of the currently outstanding shares of the Company’s common stock originally approved by the Board of Directors on April 26, 2023 and extended on March 19, 2024, and set to expire on June 30, 2025. Subject to any future extension in the discretion of the Board of Directors of the Company, the repurchase program is now scheduled to expire on June 30, 2026, when a maximum of $5.0 million of the Company’s common stock has been repurchased, or when such program is discontinued by the Board of Directors. As of the date of this Report, a total of up to approximately $3.8 million remains available under the repurchase program for future repurchases.

Under the stock repurchase program, shares may be repurchased from time to time in the open market or through negotiated transactions at prevailing market rates, or by other means in accordance with federal securities laws. Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. Open market purchases are expected to be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”) and other applicable laws and regulations. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares. There is no guarantee as to the exact number or value of shares that will be repurchased by the Company, if any.

The repurchase program will be funded using the Company’s working capital.

Information regarding share repurchases will be available in the Company’s periodic reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission as required by the applicable rules of the Exchange Act.

On January 29, 2025, the Company filed a press release disclosing the entry into, and the closing of the transactions contemplated by, the Share Repurchase Agreement and the extension of the repurchase program. A copy of the press release is included herewith as Exhibit 99.1 and the information in the press release is incorporated by reference into this Item8.01 in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Share Repurchase Agreement dated January 27, 2025, by and between U.S. Energy Corp., and Banner Oil & Gas, LLC, Woodford Petroleum, LLC, and Sage Road Energy II, LP
99.1*	Press Release dated January 29, 2025
104	Inline XBRL for the cover page of this Current Report on Form 8-K

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

By:	/s/ Ryan Smith
Ryan Smith
Chief Executive Officer

Dated:	January 29, 2025